Exhibit 99.3


Ford Mtr Co: DBRS Places Ford Motor Company Under Review
2005-04-11 09:27 (New York)


DOMINION BOND RATING SERVICE LIMITED ("DBRS-T")
FORD MOTOR CO ("F-BHDNPX3")
- DBRS Places Ford Motor Company Under Review
- with Negative Implications

//st
Ford Motor Company
Rating      Trend    Rating Action              Debt Rated
R-1 (low)   Stb      Under Review - Negative    Commercial Paper
BBB (high)  Stb      Under Review - Negative    Long-Term Debt
//et

    Dominion Bond Rating Service ("DBRS") has placed the ratings of Ford Motor Company ("Ford" or the "Company") "Under Review with Negative Implications". The rating actions principally reflect the Company's disappointing operating performance.
    On April 8, 2005, Ford announced that results at its automotive operations are deteriorating and pre-tax profit excluding special items for the full year in 2005 is expected to be break-even at best due to worse than expected performance in its North American operations.
    Ford continues to lose market share in North America despite the introduction of a number of new products. In addition, rising material costs and health care expenses are going to add to margin pressure. Moreover, market conditions are expected to worsen. The prospect of higher and sustained gasoline prices and increased use of incentives by competitors will put more pressure on Ford's automotive operations, particularly in North America.
    For more information on this credit or on this industry, visit www.dbrs.com or contact us at: info@dbrs.com.